UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2013

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of Royal Gold, Inc. (the “Company”) was held in Denver, Colorado, on November 20, 2013. At that meeting, the stockholders of the Company, and the holders of exchangeable shares of RG Exchangeco Inc., a wholly-owned subsidiary of the Company, that are entitled to the same voting rights as the Company’s common stock (“Exchangeable Shares”), considered and acted upon the following proposals:

Proposal No. 1: Election of Directors. By the vote reflected below, the stockholders and holders of Exchangeable Shares elected the following individuals as Class II directors to serve until the 2016 Annual Meeting of Stockholders or until each such director’s successor is elected and qualified:

Director	For	Against	Abstain	Broker Non-Votes
William M. Hayes	39,788,889	6,689,667	28,753	10,555,805
Ronald J. Vance	46,290,968	186,374	29,967	10,555,805

Proposal 2: Ratification of Appointment of Independent Registered Accountants. By the vote reflected below, the stockholders and holders of Exchangeable Shares ratified the appointment of Ernst & Young LLP as independent registered public accountants:

	For	Against	Abstain
Proposal 2	40,938,399	16,042,759	81,956

Proposal 3: Advisory Vote on Compensation of the Named Executive Officers. By the vote reflected below, the stockholders and holders of Exchangeable Shares approved, by a nonbinding advisory vote, compensation paid to the Company’s named executive officers:

	For	Against	Abstain	Broker Non-Votes
Proposal 3	33,139,301	12,230,700	1,137,308	10,555,805

Item 8.01 Other Events.

On November 20, 2013, the Board of Directors of the Company appointed William M. Hayes to serve as Lead Director, effective immediately. Mr. Hayes has served on the Board of Directors since 2008 and will continue to serve on the Audit and Finance Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: November 25, 2013	By:	/s/ Bruce C. Kirchhoff
	Name: Title:	Bruce C. Kirchhoff Vice President, General Counsel and Secretary